Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2013 FIRST QUARTER FINANCIAL RESULTS

Irvine, CA, February 7, 2013 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for its fiscal first quarter ended December 31, 2012. Net sales in the first quarter of fiscal 2013 were a company record at $289.7 million, up 21 percent from net sales of $239.3 million in the same quarter last year. This increase was primarily due to higher sales to a key customer, as well as sales growth to the Company’s newer customers.

Gross margin during the first quarter of fiscal 2013 was 8.5 percent, compared to 12.2 percent for the same period in the prior year. The year-over-year decline was primarily driven by unfavorable product mix and pricing pressure, as well as the impact of idled labor costs and manufacturing capacity as a result of production cuts toward the end of the quarter.

Net income for the first quarter of fiscal 2013 was $8.3 million, or $0.35 per diluted share, compared to net income of $13.5 million, or $0.56 per diluted share, for the same period in the prior year.

Net cash provided by operating activities for the first quarter of fiscal 2013 was $28.5 million. At December 31, 2012, the Company had cash and cash equivalents of $92.7 million, or $3.86 per diluted share, and remained debt free.

Non-GAAP Results

A reconciliation of GAAP net income and earnings per share to non-GAAP net income and earnings per share is provided in the table at the end of this press release.

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Share Repurchase Program

The Company’s 10b5-1 plan expired on December 31, 2012 and the Company repurchased approximately 76,200 shares at a weighted-average purchase price of $18.95 per share, for a total purchase price of approximately $1.4 million.

Outlook

For the second quarter of fiscal 2013, the Company expects net sales to be between $180 and $200 million and gross margin to be slightly negative based on production build plans, projected sales volume and anticipated product mix.

Reza Meshgin, Chief Executive Officer of MFLEX, commented “Due to reduced near-term demand forecasts, we have scaled back our production build plans significantly below our anticipated revenue level for the second quarter in order to work down inventory levels. While we continue to work on cost improvements, including reduced headcount levels, we anticipate lower overhead absorption, as well as unfavorable product mix, to negatively impact gross margin. As a result, we expect to report an operating loss for the quarter. Without the inventory reductions, we believe gross margin for the second quarter would have been in the mid-single digits, which would have resulted in income close to break-even.”

Mr. Meshgin continued, “Near term challenges are widespread throughout our industry. However, looking further ahead, we believe smartphone and tablet demand remains strong and therefore anticipate a material improvement in both our revenue and profitability as we enter into our fourth quarter.”

Conference Call

MFLEX will host a conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today to review its fiscal 2013 first quarter financial results. The dial-in number for the call in North America is 1-877-941-6009 and 1-480-629-9819 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4592614.

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About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; sales; net income; profitability; revenue growth; gross margins; the timing and ramping of new programs; labor costs; new customer opportunities; customer relationships; customer and product mix; inventory levels; production build plans; demand forecasts; customer and market diversification strategies; capacity, utilization and expansion of the Company’s facilities; yields; and labor efficiency. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; product mix; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes, inventory levels, costs, yields and the ramping of new programs; currency fluctuations; pricing pressure; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which

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the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2012 and its Quarterly Report on Form 10-Q to be filed for the quarter ended December 31, 2012. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2012	2011
Net sales	$289,650	$239,344
Cost of sales	264,947	210,182

Gross Profit	24,703	29,162
Operating expenses:
Research and development	2,033	2,079
Sales and marketing	6,537	6,387
General and administrative	5,672	5,629
Impairment and restructuring	—	(565)

Total operating expenses	14,242	13,530

Operating income	10,461	15,632
Other income (expense), net:
Interest income	70	292
Interest expense	(111)	(154)
Other income (expense), net	(15)	471

Income before income taxes	10,405	16,241
Provision for income taxes	(2,057)	(2,697)

Net income	$8,348	$13,544

Net income per share:
Basic	$0.35	$0.57
Diluted	$0.35	$0.56
Shares used in computing net income per share:
Basic	23,796	23,893
Diluted	24,028	24,152

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2012	September 30, 2012
Cash and cash equivalents	$92,652	$82,322
Accounts receivable, net	215,169	165,408
Inventories	106,056	124,770
Other current assets	23,414	19,217

Total current assets	437,291	391,717
Property, plant and equipment, net	267,470	274,886
Other assets	29,868	29,807

Total assets	$734,629	$696,410

Accounts payable	$221,620	$199,737
Other current liabilities	42,037	36,111

Total current liabilities	263,657	235,848
Other liabilities	19,056	18,573
Stockholders’ equity	451,916	441,989

Total liabilities and stockholders’ equity	$734,629	$696,410

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$8,348	$13,544
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,418	12,709
Provision for doubtful accounts and returns	1,932	1,799
Deferred taxes	(50)	(3)
Stock-based compensation expense	1,307	1,384
Income tax benefit related to stock option exercises	—	(17)
Restructuring asset recoveries	—	(565)
Loss on disposal of equipment	6	13
Changes in operating assets and liabilities	2,496	(23,125)

Net cash provided by operating activities	28,457	5,739
Cash flows from investing activities
Purchases of property and equipment	(15,913)	(20,346)
Proceeds from sale of equipment	—	699

Net cash used in investing activities	(15,913)	(19,647)
Cash flows from financing activities
Proceeds from exercise of stock options	29	35
Income tax benefit related to stock option exercises	—	17
Tax withholdings for net share settlement of equity awards	(737)	(800)
Repurchase of common stock	(1,232)	(7,860)

Net cash used in financing activities	(1,940)	(8,608)
Effect of exchange rate changes on cash	(274)	434

Net increase (decrease) in cash	10,330	(22,082)
Cash and cash equivalents at beginning of period	82,322	97,890

Cash and cash equivalents at end of period	$92,652	$75,808

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2012	2011
GAAP net income	$8,348	$13,544
Stock-based compensation	1,307	1,384
Impairment and restructuring	—	(565)
Income tax effect of non-GAAP adjustments	(420)	(219)

Non-GAAP net income	$9,235	$14,144

GAAP diluted earnings per share	$0.35	$0.56
Effect of stock-based compensation, net of tax on diluted earnings per share	0.03	0.04
Effect of impairment and restructuring, net of tax on diluted earnings per share	—	(0.01)

Non-GAAP diluted earnings per share	$0.38	$0.59

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	24,028	24,152

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures, are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities, including asset impairments, one-time termination benefits and other restructuring-related costs. Management excludes these amounts when evaluating its core operating activities and for strategic decision making and forecasting of future results and believes that evaluating current performance, and excluding such items from MFLEX’s operations, provides investors with a more meaningful way of evaluating the Company’s current operating performance.

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